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                                                                    EXHIBIT 15.1


                  [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Abercrombie & Fitch Co.

We are aware that our report dated May 7, 1998 on our review of interim consolidated financial information of Abercrombie & Fitch Co. and Subsidiaries (the "Company") for the thirteen-week period ended May 2, 1998 and included in the Company's quarterly report on Form 10-Q for the period then ended, is incorporated by reference in this registration statement on this Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                        PricewaterhouseCoopers LLP

Columbus, Ohio
July 29, 1998